Consent of Ernst & Young LLP, Independent Registered Public
                                 Accounting Firm



We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, and Class C shares' Prospectus and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class A, Class B, Class C, and Class Y shares' Statement of Additional Information and to the incorporation by reference of our reports, dated January 16, 2008, on the financial statements and financial highlights of Pioneer International Value Fund included in the Annual Report to the Shareowners for the year ended November 30, 2007 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 24 to the Registration Statement (Form N-1A, No. 33-53746) of Pioneer Series Trust VIII.

                                        /s/ ERNST & YOUNG LLP


Boston, Massachusetts
June 25, 2008